Exhibit 10.1

POLICY ON PHANTOM STOCK AND CERTAIN PREVIOUSLY EARNED

RETIREMENT BENEFITS FOR DIRECTORS

(Effective January 1, 2009)

Phantom Stock

Pre-2005 Annual Phantom Stock Award

On January 1st of each calendar year before 2005 each non-employee director (a “Director”) on the Board of Directors (the “Board”) of R.R. Donnelley & Sons Company (the “Company”) shall have credited to a phantom stock account established on the Company’s books and records on behalf of such Director the number of shares of phantom stock (carried to four decimal places) determined by dividing 65% of the annual retainer fee payable to Directors for such year by the fair market value of a share of common stock of the Company (“Common Stock”) on the most recent trading day of the Common Stock occurring before such January 1st; provided that a Director may have elected as set forth in and pursuant to the R.R. Donnelley & Sons Company 2004 Performance Incentive Plan (the “Incentive Plan”) to receive in lieu of crediting all or some of such shares of phantom stock to a phantom stock account an option to purchase shares of Common Stock under the Incentive Plan.

Dividends

On each regular quarterly cash dividend payment date in respect of a share of Common Stock, a Director’s phantom stock account shall be credited with a number of shares of phantom stock (carried to four decimal places) determined by dividing (i) the product of the number of shares of phantom stock credited to the Director’s phantom stock account as of the record date for such dividend multiplied by the per share amount of the dividend by (ii) the fair market value of a share of Common Stock on the dividend payment date.

Stock Splits, Capitalization Events, etc.

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular quarterly cash dividend, the number and class of phantom securities credited to a Director’s phantom stock account shall be appropriately adjusted by a committee designated by the Board. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded and no payment shall be made.

Conversion to Cash Account

In connection with a Director’s termination of service on the Board, the value of the Director’s phantom stock account shall be converted to cash (determined by multiplying the number of shares of phantom stock in such account by the fair market value of a share of Common Stock on the effective date of such termination of service) as of the effective date of such Director’s termination of service, unless the Director elects to receive his or her phantom stock account in a single payment of whole shares of R.R. Donnelley & Sons common stock and cash in an amount equal to any fractional share. Each account to be paid out in installments shall be credited quarterly (beginning on the last day of the calendar quarter in which the Director terminates his or her service on the Board) with an amount of interest on the balance (including interest previously credited) at an annual rate equal to the yield on the last business day of the calendar quarter in which such termination of service occurred of the Five-Year Treasury Constant Maturity until such account is paid in full.

If, as a result of any merger, consolidation, exchange, reclassification, sale of assets or similar transaction or event, the Common Stock ceases, or as a result of a transaction or event is intended to cease, to be listed for trading on the New York Stock Exchange and is not otherwise publicly traded, the value of each Director’s or former Director’s phantom stock account (such value determined by multiplying the number of shares of phantom stock credited to the account by the fair market value of the Common Stock on the effective date of such transaction or event) shall be converted to a cash amount and credited to a book-entry cash account. Such cash account shall be credited quarterly (beginning on the last day of the calendar quarter in which the transaction or event occurred) with an amount of interest on the balance (including interest previously credited) at an annual rate equal to the yield on the last business day of the calendar quarter in which the transaction or event occurred of the Five-Year Treasury Constant Maturity.

Payments

Default Payment Method

Unless a Director has made an election described under the heading “Lump Sum Payment Elections” below, the Director’s account shall be paid in ten (10) annual cash installments beginning on the first day of the calendar quarter beginning after the later of (i) the calendar quarter in which the Director attains age 65 and (ii) the calendar quarter in which the Director terminates service on the Board. Each installment shall be determined by dividing the value of the Director’s account as of the date of the installment payment by the number of annual installments remaining to be made, except that the last installment shall be equal to the balance of the account.

Lump Sum Payment Elections

A Director who served on the Board at any time after December 31, 2004 and before January 1, 2009 may have elected in writing at any time during such time period to receive his or her account in a single lump sum within 90 days after the Director terminated service on the Board either in cash (the value of a share of phantom stock shall be equal to the fair market value of a share of Common Stock on the date the Director terminates service on the Board) or in shares of R.R. Donnelley & Sons Company common stock, provided that such Director made such an election in a year before the Director terminates service on the Board.

Death or Disability

If on the date of a Director’s death or the occurrence of a Director’s disability (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), amounts remain to be paid under the Director’s account, then 100% of the Director’s account shall be paid as soon as practicable, but no later than ninety (90) days after such date. If the Director’s account had not yet been converted to cash, then the shares of phantom stock shall be converted to cash, with the value of each such share of phantom stock equal to the fair market value of a share of Common Stock on the date of the Director’s death or the determination of the Director’s disability. In the case of the Director’s disability, the payment shall be to the Director and in the case of the Director’s death, to his or her beneficiary or beneficiaries. If no beneficiary has been designated by a Director for this purpose, the Director’s beneficiary shall be his or her spouse, or if the Director is not married on the date of his or her death, the Director’s estate.

Retirement Benefits

Retirement Benefits have not been available to any Director whose service on the Board began on or after November 18, 1999. Retirement benefits for Directors whose service began before November 18, 1999 shall determined pursuant to the “Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors (Effective January 1, 1997, as revised as of September 24, 1998; November 18, 1999; March 23, 2000; January 1, 2001) (the “Former Policy”).

Miscellaneous

A non-employer director is a director who is not currently an employee of the Company or any of its subsidiaries and who never has been an employee of the Company or any of its current or former subsidiaries. The Policy shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

To be entitled to receive any benefits or payments under this Policy, a Director must agree to consult with and render advice to the Company as requested at times that do not unreasonably interfere with such Director’s personal or other business activities. Conduct detrimental to the Company, as determined by the Board, shall result in forfeiture of all benefits of, or payments to, such Director under this Policy.

A Director’s rights to receive benefits or payments under this Policy shall be no greater than the rights of any unsecured general creditor of the Company.

A Director shall not have any rights as a stockholder of the Company with respect to any shares of phantom stock.

Benefits and payments described herein may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

The fair market value of a share of Common Stock on any given date shall mean its closing market price as reported in the New York Stock Exchange-Composite Transactions in The Wall Street Journal for such date, or if there is no such sale on that date, then on the last preceding date on which a sale was reported. If shares of Common Stock are not traded on the New York Stock Exchange as of the date such fair market value is to be determined, fair market value of a share of Common Stock shall be its closing sale price on the primary exchange with which the Common Stock is listed and traded on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported. If the Common Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System, the fair market value of a share of Common Stock shall be the closing transaction price reported on such date, or if there is no transaction on that date, then on the last preceding date on which a transaction was reported. If the Common Stock is not listed on a national securities exchange or quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System, then the fair market value of a share of Common Stock shall be the amount determined by the committee of the Board based upon a good faith attempt to value the Common Stock accurately.

This Policy and all determinations made and actions taken pursuant hereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflict of laws. The Policy is intended to comply with section 409A of the Code and shall be interpreted consistent with such intention.